Exhibit 3.1


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           SPECTRASITE HOLDINGS, INC.

                      ------------------------------------

                         Adopted in accordance with the
                    provisions of Section 242 of the General
                    Corporation Law of the State of Delaware
                      ------------------------------------

     I, Stephen H. Clark, President and Chief Executive Officer of SPECTRASITE HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the "Corporation"), DO HEREBY CERTIFY as follows:

     FIRST: Article 4.1 of the Amended and Restated Certificate of Incorporation
of  the   Corporation  is  hereby  amended  by  deleting  in  its  entirety  and substituting in lieu thereof the following new Article 4.1:

     "4.1 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 370,749,625 shares, divided into Three Hundred Million (300,000,000) shares of Common Stock, $0.001 par value per share ("Common Stock") and Seventy Million, Seven Hundred Forty-Nine Thousand Six Hundred Twenty-Five (70,749,625) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"). The Preferred Stock shall have three series: Series A Convertible Preferred Stock ("Series A Preferred


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Stock"),  consisting  of Three  Million Four Hundred  Sixty-Two  Thousand  Eight
Hundred Thirty (3,462,830) shares; Series B Convertible Preferred Stock ("Series B Preferred Stock"), consisting of Seven Million (7,000,000) shares; and Series C Convertible Preferred Stock ("Series C Preferred Stock"), consisting of Sixty Million Two Hundred Eighty-Six Thousand Seven Hundred Ninety-Five (60,286,795) shares. As used herein, the term "Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, share-for-share alike and without distinction as to class or series, except as otherwise set forth herein or as the context otherwise requires."

     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of this Corporation entitled to vote at a duly held meeting of stockholders.

     IN WITNESS WHEREOF, SPECTRASITE HOLDINGS, INC. has caused this Certificate of Amendment to be signed by Stephen H. Clark, its President and Chief Executive Officer, who hereby acknowledges under penalties and perjury that the facts herein stated are true and that this Certificate is his act and deed, this ____ day of August, 1999.

                                         /s/ Stephen H. Clark
                                         Stephen H. Clark
                                         President and Chief Executive Officer




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